Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisitions of

Frontline Mfg., Inc. and Premier Concepts, Inc.

ELKHART, IN – September 9, 2013 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today the acquisitions of the business and certain assets of two related Warsaw, Indiana-based companies, Frontline Mfg., Inc. (“Frontline”) and Premier Concepts, Inc. (“Premier”) in a combined transaction (“Frontline/Premier”). Frontline, a major manufacturer of fiberglass bath fixtures including tubs, showers and combination tub/shower units for the recreational vehicle (“RV”), manufactured housing (“MH”), and residential housing markets, has projected 2013 annual revenues of approximately $15 million. Premier, a custom fabricator of solid surface, granite, and quartz countertops for the RV and residential housing industries, has projected 2013 annual revenues of approximately $10 million.

“Frontline’s reputation among its customer base for innovative designs, high quality products, and exceptional in house engineering capabilities will allow us to establish a strong presence in the fiberglass bath fixtures market within the industries we serve while providing opportunities to bring new products to market through existing sales channels,” said Todd Cleveland, President and Chief Executive Officer of Patrick. “In addition, the acquisition of Premier will enhance our position as an industry leader in the RV, MH, and industrial countertop markets by leveraging our operational talent and experience with the team at Premier. Consistent with previous acquisitions, we will continue to support both of these businesses with a financial and operational foundation that will allow each to preserve the entrepreneurial spirit that has been so important to their success, and enable each to continue to bring the highest quality products, service and value to our customers.”

The combined net purchase price for both businesses of approximately $8.0 million was funded under the Company’s $80 million revolving secured senior credit facility and includes the acquisition of accounts receivable, inventory, prepaid expenses, tooling, machinery, equipment and vehicles. Frontline and Premier will continue to operate on a stand-alone basis under their respective brand names and in their existing 75,000 and 40,000 square foot leased facilities, respectively. The Company expects the acquisitions to be accretive to earnings per share.

“The acquisitions of Frontline and Premier are a natural fit with Patrick’s existing RV, MH and industrial businesses and we are excited to bring these two companies into the Patrick family to increase our product offerings, market share, and per unit content. Additionally, the strength and dedication of Frontline/Premier’s management team and its solid reputation in the marketplace will be an asset to our organization as we continue to execute on our strategic initiatives,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com